Exhibit 99.7

Consent to be Named as a Director Nominee

In connection with the filing by CSLM Digital Asset Acquisition Corp III, Ltd of the Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of by CSLM Digital Asset Acquisition Corp III, Ltd in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: June 18, 2025

/s/ Mathew August
Mathew August